Exhibit 10.6

AMENDMENT NO. 1

TO THE

MATTEL, INC. EXECUTIVE SEVERANCE PLAN

WHEREAS, Mattel, Inc. (“Mattel”) maintains the Mattel, Inc. Executive Severance Plan, effective as of June 30, 2009 (the “Plan”);

WHEREAS, pursuant to Section 12 of the Plan, the Board of Directors of Mattel (the “Board”) or the Compensation Committee thereof has the right to amend the Plan, provided, that the Plan may not be amended by the Board or Compensation Committee in any manner that is materially adverse to any Plan participant without such participant’s consent; and

WHEREAS, the Compensation Committee desires to amend the Plan to cause certain amounts payable under the Plan to be subject to the Mattel, Inc. Compensation Recovery Policy.

NOW, THEREFORE, pursuant to Section 12 of the Plan, the Plan is hereby amended, effective as of August 29, 2013, as follows:

1. The first sentence of Section 10 is hereby restated as follows:

“Except as provided herein (including as provided in Section 17), Mattel’s obligation to make the payments provided for in this Plan and otherwise to perform its obligations hereunder shall not be affected by any circumstances, including without limitation any set-off, counterclaim, recoupment, defense or other right which Mattel may have against a Participant or others.”

2. A new Section 17 is hereby added as follows:

“17. Compensation Recovery Policy

Notwithstanding any provision in this Plan to the contrary, amounts paid or payable under this Plan shall be subject to the terms and conditions of the Mattel, Inc. Compensation Recovery Policy, as may be amended from time to time (the “Compensation Recovery Policy”), to the extent applicable (including by reason of such amounts being calculated or determined by reference to an underlying amount or payment that is subject to the Compensation Recovery Policy).”

3. Affected Participant Consent. This Amendment No. 1 is subject to the consent of each Plan participant who is subject to the Compensation Recovery Policy and participates in the Plan as of August 29, 2013 (each, an “Affected Participant”). To the extent that any such Affected Participant does not consent to this Amendment No. 1, the provisions of this Amendment No. 1 shall not apply to such Affected Participant.

4. Ratification and Confirmation. Except as specifically amended hereby, the Plan is hereby ratified and confirmed in all respects and remains in full force and effect.

5. Governing Law. This Amendment No. 1 shall be governed by, and construed in accordance with, the laws of the State of California (excluding its choice of law principles).

6. Headings. Section headings are for convenience only and shall not be considered a part of this Amendment No. 1.

IN WITNESS WHEREOF, Mattel has caused this Amendment No. 1 to be executed, effective as of August 29, 2013.

MATTEL, INC.

By:	/s/ Alan Kaye
Name:	Alan Kaye
Title:	Executive Vice President, Chief Human Resources Officer

Dated:	September 3, 2013